Exhibit 5

June 24, 2013

Members of the Board of Directors

The Charles Schwab Corporation

211 Main Street

San Francisco, CA 94105

Ladies and Gentlemen:

I am Vice President, Associate General Counsel and Assistant Corporate Secretary of The Charles Schwab Corporation (the “Registrant”). I am rendering this opinion in my capacity as counsel to the Registrant in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Registrant on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), as amended, with respect to 30,000,000 shares of common stock, par value $0.01 per share, to be offered by the Registrant (the “Shares”) under the 2013 Stock Incentive Plan (the “Plan”).

I have examined or caused to be examined such records, certificates and other documents and conducted such investigations as I have considered necessary or appropriate for the purposes of this opinion. In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the legal capacity of individuals, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified copies, and the accurateness and completeness of all public records.

Based on the foregoing, and subject to the qualifications and limitations stated therein, it is my opinion that the Shares when issued, sold and delivered in accordance with the Plan, will be validly issued, fully paid, and nonassessable.

The opinion set forth above is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction. It is given only as of the date hereof, and I disclaim any obligation to advise you of any changes in applicable law or any other matters of which I subsequently may become aware that could affect my opinion.

I consent to the inclusion of this opinion as an exhibit to the Registration Statement. By giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ R. Scott McMillen

R. Scott McMillen

Vice President, Associate General Counsel and Assistant Corporate Secretary